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                                  EXHIBIT 23.7
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                         INDEPENDENT AUDITORS' CONSENT

     The Board of Directors
     Susquehanna Bancshares, Inc.
     Lititz, Pennsylvania:

     We consent to incorporation by reference in the registration statement on Form S-4 of Susquehanna Bancshares, Inc. of our report dated May 5, 1995, relating to the consolidated statements of financial condition of Atlanfed Bancorp, Inc. and subsidiaries as of March 31 1995, and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended March 31, 1995.

     We also consent to the reference to our firm under the heading "Experts" in the registration statement.


     KPMG PEAT MARWICK LLP

     Baltimore, Maryland
     October 15, 1996